EXHIBIT 5.1

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, Pennsylvania 19103
+1 215 988 2700 main
+1 215 988 2757 fax

November 14, 2024

Hamilton Lane Incorporated
110 Washington Street, Suite 1300
Conshohocken, PA 19428

Re: Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to Hamilton Lane Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the contemplated offering by the Company from time to time of Class A Common Stock of the Company, par value $0.001 per share (the “Shares”).
For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws (each as amended through the date hereof), resolutions of the Company’s Board of Directors and the Registration Statement. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion letter. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, officers and representatives of the Company (including the Certificate) and others, without any independent verification thereof or other investigation.
In our examination, we have assumed, without investigation, the following: (a) the genuineness of all signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings, (b) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural
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persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed, and (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.
Based upon and subject to the foregoing and to the other qualifications, limitations and assumptions expressed herein, we are of the opinion that the Shares, when (i) the terms of the issuance and sale of the Shares have been duly approved by the Board of Directors of the Company in conformity with the Company’s Amended and Restated Certificate of Incorporation, (ii) the Shares have been issued and delivered by the Company against payment of the agreed-upon consideration therefor in accordance with such terms and any relevant agreements, and (iii) certificates representing the Shares have been duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof (or in the case of Shares issued without certificates, the due registration of issuance and constructive delivery through book entry of such Shares), then, upon the happening of such events, such Shares will be validly issued, fully paid and non-assessable.
In connection with the opinions expressed above, we have assumed that, at or before the time of the delivery of any Shares, (i) the Registration Statement (and any amendments or supplements relating thereto) shall have become effective and such effectiveness shall not have been terminated or rescinded; (ii) a prospectus supplement and any other offering material with respect to the offered Shares shall have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder; (iii) the Company remains duly organized, validly existing and in good standing under the law of the State of Delaware; (iv) there shall not have occurred any change in law or the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws affecting the authorization, issuance, delivery or validity of the Shares; (v) no Shares shall be issued for less than the par value thereof; (vi) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained; (vii) the Shares will be issued in accordance with, and in compliance with any limitations on issuance contained in, the corporate action related thereto; (viii) the Company will have received legally sufficient consideration for all Shares; (ix) upon the issuance of any Shares, the total number of shares of Class A Common Stock of the Company issued and outstanding will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation; (x) all certificates evidencing any Shares will be in the form required by law and approved for issuance by the Company; and (xi) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware. We have also assumed that the issuance and delivery of the Shares and compliance by the Company with the terms of such Shares will not violate, or be void or voidable under, any applicable law or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
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This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP

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